Exhibit 10.14

BankUnited, Inc.

Policy on Incentive Compensation Arrangements

Purpose of this Policy

The Board of Directors of BankUnited, Inc. has determined that proper incentive compensation arrangements can, among other important objectives, attract skilled staff, promote better organization-wide and employee performance, promote employee retention, provide retirement security to employees, and allow the organization’s personnel costs to vary along with its revenues.

This policy sets forth the key principles by which the Board of Directors will make determinations with respect to incentive compensation arrangements.  This policy is to be read in conjunction with the Guidance on Sound Incentive Compensation Policies promulgated by the federal banking agencies, a copy of which is attached hereto as Annex A.

Scope

This policy applies to incentive compensation arrangements adopted on or after the date hereof by BankUnited, Inc. or any of its subsidiaries (collectively, the “organization”).

This policy applies to incentive compensation arrangements for (i) senior executives and others who are responsible for oversight of the organization’s firm-wide activities or material business lines; (ii) individual employees, including non-executives, whose activities may expose the organization to material amounts of risk; and (iii) groups of employees who are subject to the same or similar incentive compensation arrangements and who, in the aggregate, may expose the organization to material amounts of risk.

For purposes of this policy, the term “incentive compensation” means that portion of an employee’s current or potential compensation that is tied to achievement of one or more specific metrics.  It does not include (a) compensation that is awarded solely for, and the payment of which is solely tied to, continued employment or (b) compensation arrangements that are determined based solely on the employee’s level of compensation and does not vary based on one or more performance metrics.

Key Principles

Contribution to the organization.  Determinations with respect to incentive compensation shall be based on consideration of the past, present, and expected future contributions of an employee or group of employees to the overall success, safety, and soundness of the organization.  Factors considered in evaluating those contributions may include, among other things:

•                  overall individual performance or achievement;

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•                  overall organizational performance or achievement;

•                  overall individual contribution to organizational performance;

•                  business segment performance or achievement;

•                  successful completion of projects/initiatives; and

•                  level of individual responsibilities.

Balance risk and financial results.  Incentive compensation arrangements shall balance risk and financial results in a manner that does not encourage employees to expose the company to imprudent risks.

Risk management and internal controls.  Risk-management processes and internal controls shall reinforce and support the development and maintenance of balanced incentive compensation arrangements.

Strong corporate governance.  Corporate governance shall help ensure sound incentive compensation practices, including active and effective oversight by the Board of Directors.  The Board of Directors, including through its Compensation Committee as appropriate, shall (i) directly approve incentive compensation arrangements for senior executive and (ii) approve, document, and monitor any material exceptions or adjustments to the incentive compensation arrangements for senior executives.

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Annex A

DEPARTMENT OF THE TREASURY

Office of the Comptroller of the Currency

[Docket ID OCC-2010-0013]

FEDERAL RESERVE SYSTEM

[Docket No. OP-1374]

FEDERAL DEPOSIT INSURANCE CORPORATION

DEPARTMENT OF THE TREASURY

Office of Thrift Supervision

[Docket ID OTS-2010-0020]

Guidance on Sound Incentive Compensation Policies

AGENCY: Office of the Comptroller of the Currency, Treasury (OCC); Board of Governors of the Federal Reserve System, (Board or Federal Reserve); Federal Deposit Insurance Corporation (FDIC); Office of Thrift Supervision, Treasury (OTS).

ACTION: Final guidance.

SUMMARY: The OCC, Board, FDIC and OTS (collectively, the Agencies) are adopting final guidance designed to help ensure that incentive compensation policies at banking organizations do not encourage imprudent risk-taking and are consistent with the safety and soundness of the organization.

DATES: Effective Date: The guidance is effective on June 25, 2010.

FOR FURTHER INFORMATION CONTACT:

OCC: Karen M. Kwilosz, Director, Operational Risk Policy, (202) 874-9457, or Reggy Robinson, Policy Analyst, Operational Risk Policy, (202) 874-4438.

Board: William F. Treacy, Adviser, (202) 452-3859, Division of Banking Supervision and Regulation; Mark S. Carey, Adviser, (202) 452-2784, Division of International Finance; Kieran J. Fallon, Associate General Counsel, (202) 452-5270 or Michael W. Waldron, Counsel, (202) 452-2798, Legal Division. For users of Telecommunications Device for the Deaf (“TDD”) only, contact (202) 263-4869.

FDIC: Mindy West, Chief, Policy and Program Development, Division of Supervision and Consumer Protection, (202) 898-7221, or Robert W. Walsh, Review Examiner, Policy and Program Development, Division of Supervision and Consumer Protection, (202) 898-6649.

OTS: Rich Gaffin, Financial Analyst, Risk Modeling and Analysis, (202) 906-6181, or Richard Bennett, Senior Compliance Counsel, Regulations and Legislation Division, (202) 906-7409; Donna Deale, Director, Holding Company and International Policy, (202) 906-7488, Grovetta Gardineer, Managing Director, Corporate and International Activities, (202) 906-6068; Office of Thrift Supervision, 1700 G Street, NW., Washington, DC 20552.

SUPPLEMENTARY INFORMATION:

I. Background

Compensation arrangements are critical tools in the successful management of financial institutions. These arrangements serve several important and worthy objectives, including attracting skilled staff, promoting better organization-wide and employee performance, promoting employee retention, providing retirement security to employees, and allowing an organization’s personnel costs to vary along with revenues.

It is clear, however, that compensation arrangements can provide executives and employees with incentives to take imprudent risks that are not consistent with the long-term health of the organization. For example, offering large payments to managers or employees to produce sizable increases in short-term revenue or profit—without regard for the potentially substantial short or long-term risks associated with that revenue or profit—can encourage managers or employees to take risks that are beyond the capability of the financial institution to manage and control.

Flawed incentive compensation practices in the financial industry were one of many factors contributing to the financial crisis that began in 2007. Banking organizations too often rewarded employees for increasing the organization’s revenue or short-term profit without adequate recognition of the risks the employees’ activities posed to the organization.

Having witnessed the damaging consequences that can result from misaligned incentives, many financial institutions are now re-examining their compensation structures with the goal of better aligning the interests of managers and other employees with the long-term health of the institution. Aligning the interests of shareholders and employees, however, is not always sufficient to protect the safety and soundness of a banking organization. Because banking organizations benefit directly or indirectly from the protections offered by the Federal safety net (including the ability of insured depository institutions to raise insured deposits and access the Federal Reserve’s discount window and payment services), shareholders of a banking organization in some cases may be willing to tolerate a degree of risk that is inconsistent with the organization’s safety and soundness. Thus, a review of incentive compensation arrangements and related corporate governance practices to ensure that they are effective from the standpoint of shareholders is not sufficient to ensure they adequately protect the safety and soundness of the organization.

A. Proposed Guidance

In October 2009, the Federal Reserve issued and requested comment on Proposed Guidance on Sound Incentive Compensation Policies (“proposed guidance”) to help protect the safety and soundness of banking organizations supervised by the Federal Reserve and to promote the prompt improvement of incentive compensation practices throughout the banking industry.[FN1] The proposed guidance was based on three key principles. These principles provided that incentive compensation arrangements at a banking organization should—

FN1 74 FR 55227 (October 27, 2009).

• Provide employees incentives that appropriately balance risk and reward;

• Be compatible with effective controls and risk-management; and

• Be supported by strong corporate governance, including active and effective oversight by the organization’s board of directors.

Because incentive compensation arrangements for executive and non-executive employees may pose safety and soundness risks if not properly structured, the proposed guidance applied to senior executives as well as other employees who, either individually or as part of a group, have the ability to expose the relevant banking organization to material amounts of risk.

With respect to the first principle, the proposed guidance, among other things, provided that a banking organization should ensure that its incentive compensation arrangements do not encourage short-term profits at the expense of short- and longer-term risks to the organization. Rather, the proposed guidance indicated that banking organizations should adjust the incentive compensation provided so that employees bear some of the risk associated with their activities. To be fully effective, these adjustments should take account of the full range of risks that the employees’ activities may pose for the organization. The proposed guidance highlighted several methods that banking organizations could use to adjust incentive compensation awards or payments to take account of risk.

With respect to the second principle, the proposed guidance provided that banking organizations should integrate their approaches to incentive compensation arrangements with their risk-management and internal control frameworks to better monitor and control the risks these arrangements may create for the organization. Accordingly, the proposed guidance provided that banking organizations should ensure that risk-management personnel have an appropriate role in designing incentive compensation arrangements and assessing whether the arrangements may encourage imprudent risk-taking. In addition, the proposed guidance provided that banking organizations should track incentive compensation awards and payments, risks taken, and actual risk outcomes to determine whether incentive compensation payments to employees are reduced or adjusted to reflect adverse risk outcomes.

With respect to the third principle, the proposed guidance provided that a banking organization’s board of directors should play an informed and active role in ensuring that the organization’s compensation arrangements strike the proper balance between risk and profit not only at the initiation of a compensation program, but on an ongoing basis. Thus, the proposed guidance provided that boards of directors should review and approve key elements of their organizations’ incentive compensation systems across the organization, receive and review periodic evaluations of whether their organizations’ compensation systems for all major segments of the organization are achieving their risk-mitigation objectives, and directly approve the incentive compensation arrangements for senior executives.

The Board’s proposed guidance applied to all banking organizations supervised by the Federal Reserve. However, the proposed guidance also included provisions intended to reflect the diversity among banking organizations, both with respect to the scope and complexity of their activities, as well as the prevalence and scope of incentive compensation arrangements. Thus, for example, the proposed guidance provided that the reviews, policies, procedures, and systems implemented by a smaller banking organization that uses incentive compensation arrangements on a limited basis would be substantially less extensive, formalized, and detailed than those at a large, complex banking organization (LCBO) [FN2] that uses incentive compensation arrangements extensively. In addition, because sound incentive compensation practices are important to protect the safety and soundness of all banking organizations, the Federal Reserve announced that it would work with the other Federal banking agencies to promote application of the guidance to all banking organizations.

FN2 In the proposed guidance (issued by the Federal Reserve), the term LCBO was used as this is the term utilized by the Federal Reserve in describing such organizations. The final guidance uses the term Large Banking Organization (LBO), which encompasses terminology utilized by the OCC, FDIC and OTS.

The Board invited comment on all aspects of the proposed guidance. The Board also specifically requested comments on a number of issues, including whether:

• The three core principles are appropriate and sufficient to help ensure that incentive compensation arrangements do not threaten the safety and soundness of banking organizations;

• There are any material legal, regulatory, or other impediments to the prompt implementation of incentive compensation arrangements and related processes that would be consistent with those principles;

• Formulaic limits on incentive compensation would likely promote the safety and soundness of banking organizations, whether applied generally or to specific types of employees or banking organizations;

• Market forces or practices in the broader financial services industry, such as the use of “golden parachute” or “golden handshake” arrangements to retain or attract employees, present challenges for banking organizations in developing and maintaining balanced incentive compensation arrangements;

• The proposed guidance would impose undue burdens on, or have unintended consequences for, banking organizations, particularly smaller, less complex organizations, and whether there are ways such potential burdens or consequences could be addressed in a manner consistent with safety and soundness; and

• There are types of incentive compensation plans, such as organization-wide profit sharing plans that provide for distributions in a manner that is not materially linked to the performance of specific employees or groups of employees, that could and should be exempted from, or treated differently under, the guidance because they are unlikely to affect the risk-taking incentives of all, or a significant number of employees.

B. Supervisory Initiatives

In connection with the issuance of the proposed guidance, the Federal Reserve announced two supervisory initiatives:

• A special horizontal review of incentive compensation practices at LCBO’s; and

• A review of incentive compensation practices at other banking organizations as part of the regular, risk-focused examination process for these organizations.

The horizontal review was designed to assess: The potential for these arrangements or practices to encourage imprudent risk-taking; the actions an organization has taken or proposes to take to correct deficiencies in its incentive compensation practices; and the adequacy of the organization’s compensation-related risk-management, control, and corporate governance processes.

II. Overview of Comments

The Board received 34 written comments on the proposed guidance, which were shared and reviewed by all of the Agencies. Commenters included banking organizations, financial services trade associations, service providers to financial organizations, representatives of institutional shareholders, labor organizations, and individuals. Most commenters supported the goal of the proposed guidance—to ensure that incentive compensation arrangements do not encourage imprudent or undue risk-taking at banking organizations. Commenters also generally supported the principles-based approach of the proposed guidance. For example, many commenters specifically supported the avoidance of formulaic or one-size-fits-all approaches to incentive compensation in the proposed guidance. These commenters noted financial organizations are very diverse and should be permitted to adopt incentive compensation measures that fit their needs, while also being consistent with safe and sound operations. Several commenters also asserted that a formulaic approach would inevitably lead to exaggerated risk-taking incentives in some situations while discouraging employees from taking reasonable and appropriate risks in others. One commenter also argued that unintended consequences would be more likely to result from a “rigid rulemaking” than from a flexible, principles-based approach.

Many commenters requested that the Board revise or clarify the proposed guidance in one or more respects. For example, several commenters asserted that the guidance should impose specific restrictions on incentive compensation at banking organizations or mandate certain corporate governance or risk-management practices. One commenter recommended a requirement that most compensation for senior executives be provided in the form of variable, performance-vested equity awards that are deferred for at least five years, and that stock option compensation be prohibited. Another commenter advocated a ban on “golden parachute” payments and on bonuses based on metrics related to one year or less of performance. Other commenters suggested that the guidance should require banking organizations to have an independent chairman of the board of directors, require annual majority voting for all directors, or provide for shareholders to have a vote (so called “say-on-pay” voting provisions) on the incentive compensation arrangements for certain employees of banking organizations. Other commenters requested that certain types of compensation plans, such as organization-wide profit sharing plans or 401(k) plans or plans covered by the Employee Retirement Income Security Act (29 U.S.C. 1400 et seq.), be exempted from the scope of the guidance because they were unlikely to provide employees incentives to expose their banking organization to undue risk.

Several commenters, however, did not support the proposed guidance. Some of these commenters felt that the proposed guidance was unnecessary and that the principles used in the proposed guidance were not needed. These commenters argued that the existing system of financial regulation and enforcement is sufficient to address the concerns raised in the proposed guidance. Several commenters also thought that the proposed guidance was too vague to be helpful, and that the ambiguity of the proposed guidance would make compliance more difficult, leading to increased costs and regulatory uncertainty. Some commenters also argued that the guidance was not warranted because there is insufficient evidence that incentive compensation practices contributed to safety and soundness or financial stability problems, or questioned the authority of the Federal Reserve or the other Federal banking agencies to act in this area.

In addition, a number of commenters expressed concern that the proposed guidance would impose undue burden on banking organizations, particularly smaller, less complex organizations. These commenters believed that incentive compensation practices at smaller banking organizations were generally not problematic from a safety and soundness perspective.[FN3] A number of commenters suggested that all or most smaller banking organizations should be exempt from the guidance. A number of commenters expressed concerns that the proposed guidance would impose unreasonable demands on the boards of directors of banking organizations and especially smaller organizations.

FN3 On the other hand, one commenter requested that the proposed guidance not be enforced differently at larger institutions solely because of their size.

Several commenters also expressed concern that the proposed guidance, if implemented, could impede the ability of banking organizations to attract or retain qualified staff and compete with other financial services providers. In light of these concerns, some commenters suggested that the guidance expressly allow banking organizations to enter into such compensation arrangements as they deem necessary for recruitment or retention purposes. A number of commenters also encouraged the Federal Reserve to work with other domestic and foreign supervisors and authorities to promote consistent standards for incentive compensation practices at financial institutions and a level competitive playing field for financial service providers.

The comments received on the proposed guidance are further discussed below.

III. Final Guidance

After carefully reviewing the comments on the proposed guidance, the Agencies have adopted final guidance that retains the same key principles embodied in the proposed guidance, with a number of adjustments and clarifications that address matters raised by the commenters. These principles are: (1) Incentive compensation arrangements at a banking organization should provide employees incentives that appropriately balance risk and financial results in a manner that does not encourage employees to expose their organizations to imprudent risk; (2) these arrangements should be compatible with effective controls and risk-management; and (3) these arrangements should be supported by strong corporate governance, including active and effective oversight by the organization’s board of directors. The Agencies believe that it is important that incentive compensation arrangements at banking organizations do not provide incentives for employees to take risks that could jeopardize the safety and soundness of the organization. The final guidance seeks to address the safety and soundness risks of incentive compensation practices by focusing on the basic problem they can pose from a risk-management perspective, that is, incentive compensation arrangements—if improperly structured—can give employees incentives to take imprudent risks.

The Agencies believe the principles of the final guidance should help protect the safety and soundness of banking organizations and the stability of the financial system, and that adoption of the guidance is fully consistent with the

Agencies’ statutory mandate to protect the safety and soundness of banking organizations.[FN4]

FN4 See, e.g. 12 U.S.C. 1818(b). The Agencies regularly issue supervisory guidance based on the authority in section 8 of the Federal Deposit Insurance (FDI) Act. Guidance is used to identify practices that the Agencies believe would constitute an unsafe or unsound practice and/or identify risk-management systems, controls, or other practices that the Agencies believe would assist banking organizations in ensuring that they operate in a safe and sound manner. Savings associations should also refer to OTS’s rule on employment contracts 12 CFR 563.39.

The final guidance applies to all the banking organizations supervised by the Agencies, including national banks, State member banks, State nonmember banks, savings associations, U.S. bank holding companies, savings and loan holding companies, the U.S. operations of foreign banks with a branch, agency or commercial lending company in the United States, and Edge and agreement corporations (collectively, “banking organizations”).

A number of changes have been made to the proposed guidance in response to comments. For example, the final guidance includes several provisions designed to reduce burden on smaller banking organizations and other banking organizations that are not significant users of incentive compensation. The Agencies also have made a number of changes to clarify the scope, intent, and terminology of the final guidance.

A. Scope of Guidance

Compensation practices were not the sole cause of the financial crisis, but they certainly were a contributing cause—a fact recognized by 98 percent of the respondents to a survey of banking organizations engaged in wholesale banking activities conducted in 2009 by the Institute of International Finance and publicly by a number of individual financial institutions.[FN5] Moreover, the problems caused by improper compensation practices were not limited to U.S. financial institutions, but were evident at major financial institutions worldwide, a fact recognized by international bodies such as the Financial Stability Board (FSB) and the Senior Supervisors Group.[FN6]

FN5 See, Institute of International Finance, Inc. (2009), Compensation in Financial Services: Industry Progress and the Agenda for Change (Washington: IIF, March) available at http://www.oliverwyman.com/ow/pdf_files/OW_En_FS_Publ_2009_CompensationInFS.pdf. See also UBS, Shareholder Report on UBS’s Write-Downs, April 18, 2008, pp. 41-42 (identifies incentive effects of UBS compensation practices as contributing factors in losses suffered by UBS due to exposure to the subprime mortgage market) available at http://www.ubs.com/1/ShowMedia/investors/agm?contentId=140333&name=080418ShareholderReport.pdf.

FN6 See, Financial Stability Forum (2009), FSF Principles for Sound Compensation Practices (87 KB PDF) (Basel, Switzerland: FSF, April), available at http://www.financialstabilityboard.org/publications/r_0904b.pdf; and Senior Supervisors Group (2009), Risk-management Lessons from the Global Banking Crisis of 2008 (Basel, Switzerland: SSG, October), available at http://www.newyorkfed.org/newsevents/news/banking/2009/ma091021.html. The Financial Stability Forum was renamed the Financial Stability Board in April 2009.

Because compensation arrangements for executive and non-executive employees alike may pose safety and soundness risks if not properly structured, these principles and the final guidance apply to senior executives as well as other employees who, either individually or as part of a group, have the ability to expose the banking organization to material amounts of risk.[FN7] These employees are referred to as “covered employees” in the final guidance. In response to comments, the final guidance clarifies that an employee or group of employees has the ability to expose a banking organization to material amounts of risk if the employees’ activities are material to the organization or are material to a business line or operating unit that is itself material to the organization.

FN7 In response to a number of comments requesting clarification regarding the scope of the term “senior executives” as used in the guidance, the final guidance states that “senior executive” includes, at a minimum, “executive officers” within the meaning of the Board’s Regulation O (12 CFR 215.2(e)(1)) and, for publicly traded companies, “named officers” within the meaning of the Securities and Exchange Commission’s rules on disclosure of executive compensation (17 CFR 229.402(a)(3)). Savings associations should also refer to OTS’s rule on loans by savings associations to their executive officers, directors, and principal shareholders. 12 CFR 563.43.

Some commenters suggested that certain categories of employees, such as tellers, bookkeepers, administrative assistants, or employees who process but do not originate transactions, do not expose banking organizations to significant levels of risk and therefore should be exempted from coverage under the final guidance. The final guidance, like the proposed guidance, indicates that the facts and circumstances will determine which jobs or categories of employees have the ability to expose the organization to material risks and which jobs or categories of employees may be outside the scope of the guidance. The final guidance recognizes, for example, that tellers, bookkeepers, couriers, and data processing personnel would likely not expose organizations to significant risks of the types meant to be addressed by the guidance. On the other hand, employees or groups of employees who do not originate business or approve transactions could still expose a banking organization to material risk in some circumstances. Therefore, the Agencies do not believe it would be appropriate to provide a blanket exemption from the final guidance for any category of covered employees that would apply to all banking organizations.

After reviewing the comments, the Agencies have retained the principles-based framework of the proposed guidance. The Agencies believe this approach is the most effective way to address incentive compensation practices, given the differences in the size and complexity of banking organizations covered by the guidance and the complexity, diversity, and range of use of incentive compensation arrangements by those organizations. For example, activities and risks may vary significantly across banking organizations and across employees within a particular banking organization. For this reason, the methods used to achieve appropriately risk-sensitive compensation arrangements likely will differ across and within organizations, and use of a single, formulaic approach likely will provide at least some employees with incentives to take imprudent risks.

The Agencies, however, have not modified the guidance, as some commenters requested, to provide that a banking organization may enter into incentive compensation arrangements that are inconsistent with the principles of safety and soundness whenever the organization believes that such action is needed to retain or attract employees. The Agencies recognize that while incentive compensation serves a number of important goals for banking organizations, including attracting and retaining skilled staff, these goals do not override the requirement for banking organizations to have incentive compensation systems that are consistent with safe and sound operations and that do not encourage imprudent risk-taking. The final guidance provides banking organizations with considerable flexibility in structuring their incentive compensation arrangements in ways that both promote safety and soundness and that help achieve the arrangements’ other objectives.

The Agencies are mindful, however, that banking organizations operate in both domestic and international competitive environments that include financial services providers that are not subject to prudential oversight by the Agencies and, thus, not subject to the final guidance. The Agencies also recognize that international coordination in this area is important both to promote competitive balance and to ensure that internationally active banking organizations are subject to consistent requirements. For this reason, the Agencies will continue to work with their domestic and international counterparts to foster sound compensation practices across the financial services industry. Importantly, the final guidance is consistent with both the Principles for Sound Compensation Practices and the related Implementation Standards adopted by the FSB in 2009.[FN8] A number of commenters expressed concern about the levels of compensation paid to some employees of banking organizations. As noted above, several commenters requested that the Board eliminate or limit certain types of incentive compensation for employees of banking organizations. Other commenters advocated that certain forms of compensation be required. For example, some commenters urged a ban on incentive compensation payments made in stock options, while others supported their mandatory use. Comments also were received with regard to the use of other types of stock-based compensation, such as restricted stock and stock appreciation rights. Consistent with its principles-based approach, the final guidance does not mandate or prohibit the use of any specific forms of payment for incentive compensation or establish mandatory compensation levels or caps. Rather, the forms and levels of incentive compensation payments at banking organizations are expected to reflect the principles of the final guidance in a manner tailored to the business, risk profile, and other attributes of the banking organization. Incentive compensation structures that offer employees rewards for increasing short-term profit or revenue, without taking into account risk, may encourage imprudent risk-taking even if they meet formulaic levels or include or exclude certain forms of compensation. On the other hand, incentive compensation arrangements of various forms and levels may be properly structured so as not to encourage imprudent risk-taking.

FN8 See, Financial Stability Forum, FSF Principles for Sound Compensation Practices, in note 6; and Financial Stability Board (2009), FSB Principles for Sound Compensation Practices: Implementation Standards (35 KB PDF) (Basel, Switzerland: FSB, September), available at http://www.financialstabilityboard.org/publications/r_090925c.pdf.

In response to comments, the final guidance clarifies in a number of respects the expectation of the Agencies that the impact of the final guidance on banking organizations will vary depending on the size and complexity of the organization and its level of usage of incentive compensation arrangements. It is expected that the guidance will generally have less impact on smaller banking organizations, which typically are less complex and make less use of incentive compensation arrangements than larger banking organizations. Because of the size and complexity of their operations, large banking organizations (LBOs) [FN9] should have and adhere to systematic and formalized policies, procedures and processes. These are considered important in ensuring that incentive compensation arrangements for all covered employees are identified and reviewed by appropriate levels of management (including the board of directors where appropriate and control units), and that they appropriately balance risks and rewards . The final guidance highlights the types of policies, procedures, and systems that LBOs should have and maintain, but that are not expected of other banking organizations. It is expected that, particularly in the case of LBO’s, adoption of this principles-based approach will require an iterative supervisory process to ensure that the embedded flexibility that allows for customized arrangements for each banking organization does not undermine effective implementation of the guidance.

FN9 For purposes of the final guidance, LBOs include, in the case of banking organizations supervised by (i) the Federal Reserve, large, complex banking organizations as identified by the Federal Reserve for supervisory purposes; (ii) the OCC, the largest and most complex national banks as defined in the Large Bank Supervision booklet of the Comptroller’s Handbook; (iii) the FDIC, large complex insured depository institutions (IDIs); and (iv) the OTS, the largest and most complex savings associations and savings and loan holding companies. The term “smaller banking organizations” is used to refer to banking organizations that are not LBOs under the relevant agency’s standard.

With respect to U.S. operations of foreign banks, incentive compensation policies, including management, review, and approval requirements for a foreign bank’s U.S. operations should be coordinated with the foreign banking organization’s group-wide policies developed in accordance with the rules of the foreign banking organization’s home country supervisor. These policies and practices should be consistent with the foreign bank’s overall corporate and management structure and its framework for risk-management and internal controls, as well as with the final guidance.

B. Balanced Incentive Compensation Arrangements

The first principle of the final guidance is that incentive compensation arrangements should provide employees incentives that appropriately balance risks and rewards in a manner that does not encourage imprudent risk-taking. The amounts of incentive pay flowing to covered employees should take account of and adjust for the risks and losses—as well as gains—associated with employees’ activities, so that employees do not have incentives to take imprudent risk. The formulation of this principle is slightly different from that used in the proposed guidance, which stated that organizations should provide employees incentives that do not encourage imprudent risk-taking beyond the organization’s ability to effectively identify and manage risk. This change was made to clarify that risk-management procedures and control functions that ordinarily limit risk-taking do not obviate the need to identify covered employees and to develop incentive compensation arrangements that properly balance risk-taking incentives. To be fully effective, balancing adjustments to incentive compensation arrangements should take account of the full range of risks that employees’ activities may pose for the organization, including credit, market, liquidity, operational, legal, compliance, and reputational risks.

A number of commenters expressed the view that increased controls could mitigate a lack of balance in incentive compensation arrangements. Under this view, unbalanced incentive compensation arrangements could be addressed either through the modification of the incentive compensation arrangements or through the application of additional or more effective risk controls to the business. The final guidance recognizes that strong and effective risk-management and internal control functions are critical to the safety and soundness of banking organizations. However, the Agencies believe that poorly designed or managed incentive compensation arrangements can themselves be a source of risk to banking organizations and undermine the controls in place. Unbalanced incentive compensation arrangements can place substantial strain on the risk-management and internal control functions of even well-managed organizations. Furthermore, poorly balanced incentive compensation arrangements can encourage employees to take affirmative actions to weaken the organization’s risk-management or internal control functions.

The final guidance, like the proposed guidance, outlines four methods that are currently in use to make compensation more sensitive to risk. These are risk adjustment of awards; deferral of payment; longer performance periods; and reduced sensitivity to short-term performance. Each method has advantages and disadvantages. For example, incentive compensation arrangements for senior executives at LBOs are likely to be better balanced if they involve deferral of a substantial portion of the executives’ incentive compensation over a multi-year period, with payment made in the form of stock or other equity-based instruments and with the number of instruments ultimately received dependent on the performance of the organization (or, ideally, the performance of the executive) during the deferral period. Deferral, however, may not be effective in constraining the incentives of employees who may have the ability to expose the organization to long-term risks, as these risks may not be realized during a reasonable deferral period. For this reason, the final guidance recognizes that in some cases, two or more methods may be needed in combination (e.g., risk adjustment of awards and deferral of payment) to achieve an incentive compensation arrangement that properly balances risk and reward.

Furthermore, the few methods noted in the final guidance are not exclusive, and other effective methods or variations may exist or be developed. Methods for achieving balanced compensation arrangements at one organization may not be effective at another organization. Each organization is responsible for ensuring that its incentive compensation arrangements are consistent with the safety and soundness of the organization. The guidance clarifies that LBOs should actively monitor industry, academic, and regulatory developments in incentive compensation practices and theory and be prepared to incorporate into their incentive compensation systems new or emerging methods that are likely to improve the organization’s long-term financial well-being and safety and soundness.

In response to a question asked in the proposed guidance, several commenters requested that certain types of compensation plans be treated as beyond the scope of the final guidance because commenters believed these plans do not threaten the safety and soundness of banking organizations. These included organization-wide profit sharing plans, 401(k) plans, defined benefit plans, and ERISA plans.

The final guidance does not exempt any broad categories of compensation plans based on their tax structure, corporate form, or status as a retirement or other employee benefit plans, because any type of incentive compensation plan may be implemented in a way that increases risk inappropriately. In response to these comments, however, the final guidance recognizes that the term “incentive compensation” does not include arrangements that are based solely on the employees’ level of compensation and that do not vary based on one or more performance metrics (e.g., a 401(k) plan under which the organization contributes a set percentage of an employee’s salary). In addition, the final guidance notes that incentive compensation plans that provide for awards based solely on overall organization-wide performance are unlikely to provide employees, other than senior executives and individuals who have the ability to materially affect the organization’s overall performance, with unbalanced risk-taking incentives.

In many cases, there were comments on both sides of an issue, with some wanting less or no guidance and others wanting tough, or very specific prohibitions. For example, a number of commenters argued that the use of “golden parachutes” and similar retention and recruitment provisions to retain employees should be prohibited because such provisions have been abused in the past.[FN10] A larger number of commenters, however, argued against a per se ban on such arrangements, stating that these provisions were in some cases essential elements of effective recruiting and retention packages and are not necessarily a threat to safety and soundness. One commenter stated that golden parachute payments triggered by changes in control of a banking organization are too speculative to encourage imprudent risk-taking by employees.

FN10 Arrangements that provide for an employee (typically a senior executive), upon departure from an organization or a change in control of the organization, to receive large additional payments or the accelerated payment of deferred amounts without regard to risk or risk outcomes are sometimes called “golden parachutes.”

The final guidance, like the proposed guidance, provides that banking organizations should carefully consider the potential for golden parachutes and similar arrangements to affect the risk-taking behavior of employees. The final guidance adds language noting that arrangements that provide an employee with a guaranteed payout upon departure from an organization regardless of performance may neutralize the effect of any balancing features included in the arrangement to help prevent imprudent risk-taking. Organizations should consider including balancing features—such as risk adjustments or deferral requirements—in golden parachutes and similar arrangements to mitigate the potential for the arrangements to encourage imprudent risk-taking.

Provisions that require a departing employee to forfeit deferred incentive compensation payments may also weaken the effectiveness of a deferral arrangement if the departing employee is able to negotiate a “golden handshake” arrangement with the employee’s new organization.[FN11] Golden handshake provisions present special issues for banking organizations and supervisors, some of which are discussed in the final guidance, because it is the action of the employee’s new employer—which may not be a regulated institution—that can affect the current employer’s ability to properly align the employee’s interest with the organization’s long-term health. The final guidance states that LBOs should monitor whether golden handshake arrangements are materially weakening the organization’s efforts to constrain the risk-taking incentives of employees. The Agencies will continue to work with banking organizations and others to develop appropriate methods for addressing any effect that such arrangements may have on the safety and soundness of banking organizations.

FN11 Golden handshakes are arrangements that compensate an employee for some or all of the estimated, non-adjusted value of deferred incentive compensation that would have been forfeited upon departure from the employee’s previous employment.

C. Compatibility With Effective Controls and Risk-Management

The second principle of the final guidance states that a banking organization’s risk-management processes and internal controls should reinforce and support the development and maintenance of balanced incentive compensation arrangements. Banking organizations should integrate incentive compensation arrangements into their risk-management and internal control frameworks to ensure that balance is achieved. In particular, banking organizations should have appropriate controls to ensure that processes for achieving balance are followed. Appropriate personnel, including risk-management personnel, should have input in the design and assessment of incentive compensation arrangements. Compensation for risk-management and control personnel should be sufficient to attract and retain appropriately qualified personnel and such compensation should not be based substantially on the financial performance of the business unit that they review. Rather, their performance should be based primarily on the achievement of the objectives of their functions (e.g., adherence to internal controls).

Banking organizations should monitor incentive compensation awards, risks taken and actual risk outcomes to determine whether incentive compensation payments to employees are reduced to reflect adverse risk outcomes. Incentive compensation arrangements that are found not to appropriately reflect risk should be modified as necessary. Organizations should not only provide rewards when performance standards are met or exceeded, they should also reduce compensation when standards are not met. If senior executives or other employees are paid substantially all of their potential incentive compensation when risk outcomes are materially worse than expected, employees may be encouraged to take large risks in the hope of substantially increasing their personal compensation, knowing that their downside risks are limited. Simply put, incentive compensation arrangements should not create a “heads I win, tails the firm loses” expectation.

A significant number of comments expressed concerns about the scope of the applicability of the proposed guidance to smaller banking organizations as well as the burden the proposed guidance would impose on these organizations. In response to these comments, the final guidance has made more explicit the Agencies’ view that the monitoring methods and processes used by a banking organization should be commensurate with the size and complexity of the organization, as well as its use of incentive compensation. Thus, for example, a smaller organization that uses incentive compensation only to a limited extent may find that it can appropriately monitor its arrangements through normal management processes. The final guidance also discusses specific aspects of policies and procedures related to controls and risk-management that are applicable to LBOs and are not expected of other banking organizations.

D. Strong Corporate Governance

The third principle of the final guidance is that incentive compensation programs at banking organizations should be supported by strong corporate governance, including active and effective oversight by the organization’s board of directors.[FN12] The board of directors of an organization is ultimately responsible for ensuring that the organization’s incentive compensation arrangements for all covered employees—not solely senior executives—are appropriately balanced and do not jeopardize the safety and soundness of the organization. Boards of directors should receive data and analysis from management or other sources that are sufficient to allow the board to assess whether the overall design and performance of the organization’s incentive compensation arrangements are consistent with the organization’s safety and soundness. These reviews and reports should be appropriately scoped to reflect the size and complexity of the banking organization’s activities and the prevalence and scope of its incentive compensation arrangements. The structure, composition, and resources of the board of directors should be constructed to permit effective oversight of incentive compensation. The board of directors should, for example, have, or have access to, a level of expertise and experience in risk-management and compensation practices in the financial services sector that is appropriate for the nature, scope, and complexity of the organization’s activities.[FN13]

FN12 In the case of foreign banking organizations (FBOs), the term “board of directors” refers to the relevant oversight body for the firm’s U.S. operations, consistent with the FBO’s overall corporate and management structure.

FN13 Savings associations should also refer to OTS’s rule on directors, officers, and employees. 12 CFR 563.33.

Given the key role of senior executives in managing the overall risk-taking activities of an organization, the board of directors should directly approve compensation arrangements involving senior executives and closely monitor such payments and their sensitivity to risk outcomes. If the compensation arrangements for a senior executive include a deferral of payment or “clawback” provision, then the review should include sufficient information to determine if the provision has been triggered and executed as planned. The board also should approve and document any material exceptions or adjustments to the incentive compensation arrangements established for senior executives and should carefully consider and monitor the effects of any approved exceptions or adjustments to the arrangements.

In response to comments expressing concern about the impact of the proposed guidance on smaller banking organizations, the final guidance identifies specific aspects of the corporate governance provisions of the final guidance that are applicable to LBOs or other organizations that use incentive compensation to a significant degree, and are not expected of other banking organizations. In particular, boards of directors of LBOs and other organizations that use incentive compensation to a significant degree should actively oversee the development and operation of the organization’s incentive compensation policies, systems and related control processes. If such an organization does not already have a compensation committee, reporting to the full board, with primary responsibility for incentive compensation arrangements, the board should consider establishing one. LBOs, in particular, should follow a systematic approach, outlined in the final guidance, in developing compensation systems that have balanced incentive compensation arrangements.

Several commenters expressed concern that the proposed guidance appeared to create a new substantive qualification for boards of directors that requires the boards of all banking organizations to have members with expertise in compensation and risk-management issues. A group of commenters noted that such a requirement could limit an already small pool of people suitable to serve on boards of directors of banking organizations and that smaller organizations may not have access to, or the resources to compensate, directors meeting these additional requirements. Some commenters also stated that terms such as “closely monitor” and “actively oversee” could be read to impose a higher standard on directors for their oversight of incentive compensation issues. On the other hand, one commenter noted that current law requires financial expertise on the boards of directors and audit committees of public companies and recommended that specialized risk-management competencies be required on the boards of all banking organizations.

To address concerns raised by these commenters, the final guidance clarifies that risk-management and compensation expertise and experience at the board level may be present collectively among the members of the board, and may come from formal training or from experience in addressing risk-management and compensation issues, including as a director, or may be obtained from advice received from outside counsel, consultants, or other experts with expertise in incentive compensation and risk-management. Furthermore, the final guidance recognizes that smaller organizations with less complex and extensive incentive compensation arrangements may not find it necessary or appropriate to require specially tailored board expertise or to retain and use outside experts in this area.

A banking organization’s disclosure practices should support safe and sound incentive compensation arrangements. Specifically, a banking organization should supply an appropriate amount of information concerning its incentive compensation arrangements and related risk-management, control, and governance processes to shareholders to allow them to monitor and, where appropriate, take actions to restrain the potential for such arrangements to encourage employees to take imprudent risks.

While some commenters supported increased public disclosure of the incentive compensation practices of banking organizations, a greater number expressed concerns that any required disclosures of incentive compensation information by banking organizations be tailored to protect the privacy of employees and take account of the impact of such disclosures on the ability of organizations to attract and retain talent. Several commenters supported an alignment of required disclosures with existing requirements for public companies, arguing that additional requirements would add to the regulatory burden on banking organizations.

The proposed guidance did not impose specific disclosure requirements on banking organizations. The final guidance makes no significant changes from the proposed guidance with regard to disclosures, and states that the scope and level of information disclosed by a banking organization should be tailored to the nature and complexity of the organization and its incentive compensation arrangements. The final guidance notes that banking organizations should comply with the incentive compensation disclosure requirements of the Federal securities law and other laws, as applicable.

A number of commenters supported additional governance requirements for banking organizations, such as “say on pay” provisions requiring shareholder approval of compensation plans, separation of the board chair and chief executive officer positions, majority voting for directors, annual elections for all directors, and improvements to the audit function. Some of these comments seek changes in Federal laws beyond the jurisdiction of the Agencies; others address issues—such as “say on pay” requirements—that are currently under consideration by the Congress. The final guidance does not preempt or preclude these proposals, and indicates that the Agencies expect organizations to comply with all applicable statutory disclosure, voting and other requirements.

E. Continuing Supervisory Initiatives

The horizontal review of incentive compensation practices at LBOs is well underway. While this initiative is being led by the Federal Reserve, the other Federal banking agencies are participating in the work. Supervisory teams have collected substantial information from LBOs concerning existing incentive compensation practices and related risk-management and corporate governance processes. In addition, LBOs have submitted analyses of shortcomings or “gaps” in existing practices relative to the principles contained in the proposed guidance, as well as plans for addressing identified weaknesses. Some organizations already have implemented changes to make their incentive compensation arrangements more risk sensitive. Indeed, many organizations are recognizing that strong risk-management and control systems are not sufficient to protect the organization from undue risks, including risks arising from unbalanced incentive compensation arrangements. Other organizations have considerably more work to do, such as developing processes that can effectively compare incentive compensation payments to risks and risk outcomes. The Agencies intend to continue to regularly review incentive compensation arrangements and related risk-management, control, and corporate governance practices of LBOs and to work with these organizations through the supervisory process to promptly correct any deficiencies that may be inconsistent with safety and soundness.[FN14]

FN14 For smaller banking organizations, the Federal Reserve is gathering consistent information through regularly scheduled examinations and the normal supervisory process. The focus of the data gathering is to identify the types of incentive plans in place, the job types covered and the characteristics, prevalence and level of documentation available for those incentive compensation plans. After comparing and analyzing the information collected, supervisory efforts and expectations will be scaled appropriately to the size and complexity of the organization and its incentive compensation arrangements. For these smaller banking organizations, the expectation is that there will be very limited, if any, targeted examination work or supervisory follow-up. To the extent that any of these organizations has incentive compensation arrangements, the policies and systems necessary to monitor these arrangements are expected to be substantially less extensive, formalized and detailed than those of larger, more complex organizations.

The Agencies intend to actively monitor the actions being taken by banking organizations with respect to incentive compensation arrangements and will review and update this guidance as appropriate to incorporate best practices that emerge. In addition, in order to monitor and encourage improvements, Federal Reserve staff will prepare a report, in consultation with the other Federal banking agencies, after the conclusion of 2010 on trends and developments in compensation practices at banking organizations.

IV. Other Matters

In accordance with the Paperwork Reduction Act (PRA) of 1995 (44 U.S.C. 3506; 5 CFR Part 1320 Appendix A.1), the Agencies have determined that certain aspects of the final guidance constitute a collection of information. The Board made this determination under the authority delegated to the Board by the Office of Management and Budget (OMB).

An agency may not conduct or sponsor, and an organization is not required to respond to, an information collection unless the information collection displays a currently valid OMB control number. Any changes to the Agencies’ regulatory reporting forms that may be made in the future to collect information related to incentive compensation arrangements would be addressed in a separate Federal Register notice.

The final guidance includes provisions that state large banking organizations (LBOs) should (i) have policies and procedures that identify and describe the role(s) of the personnel and units authorized to be involved in incentive compensation arrangements, identify the source of significant risk-related inputs, establish appropriate controls governing these inputs to help ensure their integrity, and identify the individual(s) and unit(s) whose approval is necessary for the establishment or modification of incentive compensation arrangements; (ii) create and maintain sufficient documentation to permit an audit of the organization’s processes for incentive compensation arrangements; (iii) have any material exceptions or adjustments to the incentive compensation arrangements established for senior executives approved and documented by its board of directors; and (iv) have its board of directors receive and review, on an annual or more frequent basis, an assessment by management of the effectiveness of the design and operation of the organization’s incentive compensation system in providing risk-taking incentives that are consistent with the organization’s safety and soundness.

The OCC, FDIC, and OTS have obtained emergency approval under 5 CFR 1320.13 for issuance of the guidance and will issue a Federal Register notice shortly for 60 days of comment as part of the regular PRA clearance process. During the regular PRA clearance process the estimated average response time may be re-evaluated.

The Board has approved the collection of information under its delegated authority. As discussed earlier in this notice, on October 27, 2009, the Board published in the Federal Register a notice requesting comment on the proposed Guidance on Sound Incentive Compensation Policies (74 FR 55227). The comment period for this notice expired November 27, 2009. The Board received three comments that specifically addressed paperwork burden. The commenters asserted that the hourly estimate of the cost of compliance should be considerably higher than the Board projected.

The final guidance clarifies in a number of respects the expectation that the effect of the final guidance on banking organizations will vary depending on the size and complexity of the organization and its level of use of incentive compensation arrangements. For example, the final guidance makes more explicit the view that the monitoring methods and processes used by a banking organization should be commensurate with the size and complexity of the organization, as well as its use of incentive compensation. In addition, the final guidance highlights the types of policies, procedures, systems, and specific aspects of corporate governance that LBOs should have and maintain, but that are not expected of other banking organizations.

In response to comments and taking into account the considerations discussed above, the Board is increasing the burden estimate for implementing or modifying policies and procedures to monitor incentive compensation. For this purpose, consideration of burden is limited to items in the final guidance constituting an information collection within the meaning of the PRA. The Board estimates that 1,502 large respondents would take, on average, 480 hours (two months) to modify policies and procedures to monitor incentive compensation. The Board estimates that 5,058 small respondents would take, on average, 80 hours (two business weeks) to establish or modify policies and procedures to monitor incentive compensation. The total one-time burden is estimated to be 1,125,600 hours. In addition, the Board estimates that, on a continuing basis, respondents would take, on average, 40 hours (one business week) each year to maintain policies and procedures to monitor incentive compensation arrangements and estimates the annual on-going burden to be 262,400 hours. The total annual PRA burden for this information collection is estimated to be 1,388,000 hours.

General Description of Report

This information collection is authorized pursuant to:

Board—Sections 11(a), 11(i), 25, and 25A of the Federal Reserve Act (12 U.S.C. 248(a), 248(i), 602, and 611,), section 5 of the Bank Holding Company Act (12 U.S.C. 1844), and section 7(c) of the International Banking Act (12 U.S.C. 3105(c)).

OCC—12 U.S.C. 161, and Section 39 of the Federal Deposit Insurance Act (12 U.S.C. 1831p-1).

FDIC—Section 39 of the Federal Deposit Insurance Act (12 U.S.C. 1831p-1).

OTS—Section 39 of the Federal Deposit Insurance Act (12 U.S.C. 1831p-1) and Sections 4, 5, and 10 of the Home Owners’ Loan Act (12 U.S.C. 1463, 1464, and 1467a).

The Agencies expect to review the policies and procedures for incentive compensation arrangements as part of their supervisory processes. To the extent the Agencies collect information during an examination of a banking organization, confidential treatment may be afforded to the records under exemption 8 of the Freedom of Information Act (FOIA), 5 U.S.C. 552(b)(8).

Board

Title of Information Collection: Recordkeeping Provisions Associated with the Guidance on Sound Incentive Compensation

Policies.

Agency form number: FR 4027.

OMB control number: 7100—to be assigned.

Frequency: Annually.

Affected Public: Businesses or other for-profit.

Respondents: U.S. bank holding companies, State member banks, Edge and agreement corporations, and the U.S. operations of foreign banks with a branch, agency, or commercial lending company subsidiary in the United States.

Estimated average hours per response: Implementing or modifying policies and procedures: large respondents 480 hours; small respondents 80 hours. Maintenance of policies and procedures: 40 hours.

Estimated number of respondents: Large respondents, 1,502; Small respondents, 5,058.

Estimated total annual burden: 1,388,000 hours.

As mentioned above, the OCC, FDIC, and OTS have obtained emergency approval under 5 CFR 1320.13. The OCC and OTS approvals were obtained prior to the Board revising its burden estimates based on the comments received. For this reason, the OCC and OTS are publishing in this notice the original burden estimates. They will issue a Federal Register notice shortly for 60 days of comment as part of the regular PRA clearance process. During the regular PRA clearance process the estimated average response time may be re-evaluated based on comments received. The FDIC is publishing in this notice the revised burden estimates developed by the Board based on the comments received. The FDIC will issue a Federal Register notice shortly for 60 days of comment as part of the regular PRA clearance process and, during the regular PRA clearance process, the estimated average response time may be re-evaluated based on comments received.

OCC

Title of Information Collection: Guidance on Sound Incentive Compensation Policies.

Agency form number: N/A.

OMB control number: 1557-0245.

Frequency: Annually.

Affected Public: Businesses or other for-profit.

Respondents: National banks.

Estimated average hours per response: 40 hours.

Estimated number of respondents: 1,650.

Estimated total annual burden: 66,000 hours.

FDIC

Title of Information Collection: Guidance on Sound Incentive Compensation Policies.

Agency form number: N/A.

OMB control number: 3064-0175.

Frequency: Annually.

Affected Public: Businesses or other for-profit.

Respondents: Insured State nonmember banks.

Estimated average hours per response: Implementing or modifying policies and procedures: large respondents 480 hours; small respondents 80 hours. Maintenance of policies and procedures: 40 hours.

Estimated number of respondents: Implementing or modifying policies and procedures: large respondents—20; small respondents—4,870; Maintenance of policies and procedures: 4,890.

Estimated total annual burden: 594,800 hours.

OTS

Title of Information Collection: Sound Incentive Compensation Guidance.

Agency form number: N/A.

OMB control number: 1550-0129.

Frequency: Annually.

Affected Public: Businesses or other for-profit.

Respondents: Savings associations.

Estimated average hours per response: 40 hours.

Estimated number of respondents: 765.

Estimated total annual burden: 30,600 hours.

The Agencies have a continuing interest in the public’s opinions of our collections of information. At any time, comments regarding the burden estimate or any other aspect of this collection of information, including suggestions for reducing the burden, may be sent to:

Board

Secretary, Board of Governors of the Federal Reserve System, 20th and C Streets, NW., Washington, DC 20551.

OCC

Communications Division, Office of the Comptroller of the Currency, Mailstop 2-3, Attention: 1557-0245, 250 E

Street, SW., Washington, DC 20219. In addition, comments may be sent by fax to (202) 874-5274 or by electronic mail to regs.comments@occ.treas.gov. You may personally inspect and photocopy comments at the OCC, 250 E Street, SW., Washington, DC 20219. For security reasons, the OCC requires that visitors make an appointment to inspect comments. You may do so by calling (202) 874-4700. Upon arrival, visitors will be required to present valid government-issued photo identification and to submit to security screening in order to inspect and photocopy comments.

FDIC

All comments should refer to the name of the collection, “Guidance on Sound Incentive Compensation Policies.” Comments may be submitted by any of the following methods:

• http://www.FDIC.gov/regulations/laws/federal/propose.html.

• E-mail: comments@fdic.gov.

• Mail: Gary Kuiper (202.898.3877), Counsel, Federal Deposit Insurance Corporation, F-1072, 550 17th Street, NW., Washington, DC 20429.

• Hand Delivery: Comments may be hand-delivered to the guard station at the rear of the 550 17th Street Building (located on F Street), on business days between 7 a.m. and 5 p.m.

OTS

Information Collection Comments, Chief Counsel’s Office, Office of Thrift Supervision, 1700 G Street, NW., Washington, DC 20552; send a facsimile transmission to (202) 906-6518; or send an e-mail to infocollection.comments@ots.treas.gov. OTS will post comments and the related index on the OTS Internet Site at http://www.ots.treas.gov. In addition, interested persons may inspect comments at the Public Reading Room, 1700 G Street, NW., Washington DC 20552 by appointment. To make an appointment, call (202) 906-5922, send an e-mail to public.info@ots.treas.gov, or send a facsimile transmission to (202) 906-7755.

OMB

Additionally, please send a copy of your comments by mail to: Office of Management and Budget, 725 17th Street, NW., #10235, Paperwork Reduction Project (insert Agency OMB control number), Washington, DC 20503. Comments can also be sent by fax to (202) 395-6974.

While the Regulatory Flexibility Act (5 U.S.C. 603(b)) does not apply to this guidance, because it is not being adopted as a rule, the Agencies have considered the potential impact of the proposed guidance on small banking organizations. For the reasons discussed in the SUPPLEMENTARY INFORMATION above, the Agencies believe that issuance of the proposed guidance is needed to help ensure that incentive compensation arrangements do not pose a threat to the safety and soundness of banking organizations, including small banking organizations. The Board in the proposed guidance sought comment on whether the guidance would impose undue burdens on, or have unintended consequences for, small organizations and whether there were ways such potential burdens or consequences could be addressed in a manner consistent with safety and soundness.

It is estimated that the guidance will apply to 8,763 small banking organizations. See 13 CFR 121.201. As noted in the “Supplementary Information” above, a number of commenters expressed concern that the proposed guidance would impose undue burden on smaller organizations. The Agencies have carefully considered the comments received on this issue. In response to these comments, the final guidance includes several provisions designed to reduce burden on smaller banking organizations. For example, the final guidance has made more explicit the Agencies’ view that the monitoring methods and processes used by a banking organization should be commensurate with the size and complexity of the organization, as well as its use of incentive compensation. The final guidance also highlights the types of policies, procedures, and systems that LBOs should have and maintain, but that are not expected of other banking organizations. Like the proposed guidance, the final guidance focuses on those employees who have the ability, either individually or as part of a group, to expose a banking organization to material amounts of risk and is tailored to account for the differences between large and small banking organizations.

V. Final Guidance

The text of the final guidance is as follows:

Guidance on Sound Incentive Compensation Policies

I. Introduction

Incentive compensation practices in the financial industry were one of many factors contributing to the financial crisis that began in mid-2007. Banking organizations too often rewarded employees for increasing the organization’s revenue or short-term profit without adequate recognition of the risks the employees’ activities posed to the organization.[FN1] These practices exacerbated the risks and losses at a number of banking organizations and resulted in the misalignment of the interests of employees with the long-term well-being and safety and soundness of their organizations. This document provides guidance on sound incentive compensation practices to banking organizations supervised by the Federal Reserve, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, and the Office of Thrift Supervision (collectively, the “Agencies”).[FN2] This guidance is intended to assist banking organizations in designing and implementing incentive compensation arrangements and related policies and procedures that effectively consider potential risks and risk outcomes.[FN3]

FN1 Examples of risks that may present a threat to the organization’s safety and soundness include credit, market, liquidity, operational, legal, compliance, and reputational risks.

FN2 As used in this guidance, the term “banking organization” includes national banks, State member banks, State nonmember banks, savings associations, U.S. bank holding companies, savings and loan holding companies, Edge and agreement corporations, and the U.S. operations of foreign banking organizations (FBOs) with a branch, agency, or commercial lending company in the United States.

FN3 This guidance and the principles reflected herein are consistent with the Principles for Sound Compensation Practices issued by the Financial Stability Board (FSB) in April 2009, and with the FSB’s Implementation Standards for those principles, issued in September 2009.

Alignment of incentives provided to employees with the interests of shareholders of the organization often also benefits safety and soundness. However, aligning employee incentives with the interests of shareholders is not always sufficient to address safety-and-soundness concerns. Because of the presence of the Federal safety net, (including the ability of insured depository institutions to raise insured deposits and access the Federal Reserve’s discount window and payment services), shareholders of a banking organization in some cases may be willing to tolerate a degree of risk that is inconsistent with the organization’s safety and soundness. Accordingly, the Agencies expect banking organizations to maintain incentive compensation practices that are consistent with safety and soundness, even when these practices go beyond those needed to align shareholder and employee interests.

To be consistent with safety and soundness, incentive compensation arrangements [FN4] at a banking organization should:

FN4 In this guidance, the term “incentive compensation” refers to that portion of an employee’s current or potential compensation that is tied to achievement of one or more specific metrics (e.g., a level of sales, revenue, or income). Incentive compensation does not include compensation that is awarded solely for, and the payment of which is solely tied to, continued employment (e.g., salary). In addition, the term does not include compensation arrangements that are determined based solely on the employee’s level of compensation and does not vary based on one or more performance metrics (e.g., a 401(k) plan under which the organization contributes a set percentage of an employee’s salary).

• Provide employees incentives that appropriately balance risk and reward;

• Be compatible with effective controls and risk-management; and

• Be supported by strong corporate governance, including active and effective oversight by the organization’s board of directors.

These principles, and the types of policies, procedures, and systems that banking organizations should have to help ensure compliance with them, are discussed later in this guidance.

The Agencies expect banking organizations to regularly review their incentive compensation arrangements for all executive and non-executive employees who, either individually or as part of a group, have the ability to expose the organization to material amounts of risk, as well as to regularly review the risk-management, control, and corporate governance processes related to these arrangements. Banking organizations should immediately address any identified deficiencies in these arrangements or processes that are inconsistent with safety and soundness. Banking organizations are responsible for ensuring that their incentive compensation arrangements are consistent with the principles described in this guidance and that they do not encourage employees to expose the organization to imprudent risks that may pose a threat to the safety and soundness of the organization.

The Agencies recognize that incentive compensation arrangements often seek to serve several important and worthy objectives. For example, incentive compensation arrangements may be used to help attract skilled staff, induce better organization-wide and employee performance, promote employee retention, provide retirement security to employees, or allow compensation expenses to vary with revenue on an organization-wide basis. Moreover, the analysis and methods for ensuring that incentive compensation arrangements take appropriate account of risk should be tailored to the size, complexity, business strategy, and risk tolerance of each organization. The resources required will depend upon the complexity of the firm and its use of incentive compensation arrangements. For some, the task of designing and implementing compensation arrangements that properly offer incentives for executive and non-executive employees to pursue the organization’s long-term well-being and that do not encourage imprudent risk-taking is a complex task that will require the commitment of adequate resources.

While issues related to designing and implementing incentive compensation arrangements are complex, the Agencies are committed to ensuring that banking organizations move forward in incorporating the principles described in this guidance into their incentive compensation practices.[FN5]

FN5 In December 2009 the Federal Reserve, working with the other Agencies, initiated a special horizontal review of incentive compensation arrangements and related risk-management, control, and corporate governance practices of large banking organizations (LBOs). This initiative was designed to spur and monitor the industry’s progress towards the implementation of safe and sound incentive compensation arrangements, identify emerging best practices, and advance the state of practice more generally in the industry.

As discussed further below, because of the size and complexity of their operations, LBOs [FN6] should have and adhere to systematic and formalized policies, procedures, and processes. These are considered important in ensuring that incentive compensation arrangements for all covered employees are identified and reviewed by appropriate levels of management (including the board of directors where appropriate and control units), and that they appropriately balance risks and rewards. In several places, this guidance specifically highlights the types of policies, procedures, and systems that LBOs should have and maintain, but that generally are not expected of smaller, less complex organizations. LBOs warrant the most intensive supervisory attention because they are significant users of incentive compensation arrangements and because flawed approaches at these organizations are more likely to have adverse effects on the broader financial system. The Agencies will work with LBOs as necessary through the supervisory process to ensure that they promptly correct any deficiencies that may be inconsistent with the safety and soundness of the organization.

FN6 For supervisory purposes, the Agencies segment organizations they supervise into different supervisory portfolios based on, among other things, size, complexity, and risk profile. For purposes of the final guidance, LBOs include, in the case of banking organizations supervised by (i) the Federal Reserve, large, complex banking organizations as identified by the Federal Reserve for supervisory purposes; (ii) the OCC, the largest and most complex national banks as defined in the Large Bank Supervision booklet of the Comptroller’s Handbook; (iii) the FDIC, large, complex insured depository institutions (IDIs); and (iv) the OTS, the largest and most complex savings associations and savings and loan holding companies.

The policies, procedures, and systems of smaller banking organizations that use incentive compensation arrangements [FN7] are expected to be less extensive, formalized, and detailed than those of LBOs. Supervisory reviews of incentive compensation arrangements at smaller, less-complex banking organizations will be conducted by the Agencies as part of the evaluation of those organizations’ risk-management, internal controls, and corporate governance during the regular, risk-focused examination process. These reviews will be tailored to reflect the scope and complexity of an organization’s activities, as well as the prevalence and scope of its incentive compensation arrangements. Little, if any, additional examination work is expected for smaller banking organizations that do not use, to a significant extent, incentive compensation arrangements.[FN8]

FN7 This guidance does not apply to banking organizations that do not use incentive compensation.

FN8 To facilitate these reviews, where appropriate, a smaller banking organization should review its compensation arrangements to determine whether it uses incentive compensation arrangements to a significant extent in its business operations. A smaller banking organization will not be considered a significant user of incentive compensation arrangements simply because the organization has a firm-wide profit-sharing or bonus plan that is based on the bank’s profitability, even if the plan covers all or most of the organization’s employees.

For all banking organizations, supervisory findings related to incentive compensation will be communicated to the organization and included in the relevant report of examination or inspection. In addition, these findings will be incorporated, as appropriate, into the organization’s rating component(s) and subcomponent(s) relating to risk-management, internal controls, and corporate governance under the relevant supervisory rating system, as well as the organization’s overall supervisory rating.

An organization’s appropriate Federal supervisor may take enforcement action against a banking organization if its incentive compensation arrangements or related risk-management, control, or governance processes pose a risk to the safety and soundness of the organization, particularly when the organization is not taking prompt and effective measures to correct the deficiencies. For example, the appropriate Federal supervisor may take an enforcement action if material deficiencies are found to exist in the organization’s incentive compensation arrangements or related risk-management, control, or governance processes, or the organization fails to promptly develop, submit, or adhere to an effective plan designed to ensure that its incentive compensation arrangements do not encourage imprudent risk-taking and are consistent with principles of safety and soundness. As provided under section 8 of the Federal Deposit Insurance Act (12 U.S.C. 1818), an enforcement action may, among other things, require an organization to take affirmative action, such as developing a corrective action plan that is acceptable to the appropriate Federal supervisor to rectify safety-and-soundness deficiencies in its incentive compensation arrangements or related processes. Where warranted, the appropriate Federal supervisor may require the organization to take additional affirmative action to correct or remedy deficiencies related to the organization’s incentive compensation practices.

Effective and balanced incentive compensation practices are likely to evolve significantly in the coming years, spurred by the efforts of banking organizations, supervisors, and other stakeholders. The Agencies will review and update this guidance as appropriate to incorporate best practices that emerge from these efforts.

II. Scope of Application

The incentive compensation arrangements and related policies and procedures of banking organizations should be consistent with principles of safety and soundness.[FN9] Incentive compensation arrangements for executive officers as well as for non-executive personnel who have the ability to expose a banking organization to material amounts of risk may, if not properly structured, pose a threat to the organization’s safety and soundness. Accordingly, this guidance applies to incentive compensation arrangements for:

FN9 In the case of the U.S. operations of FBOs, the organization’s policies, including management, review, and approval requirements for its U.S. operations, should be coordinated with the FBO’s group-wide policies developed in accordance with the rules of the FBO’s home country supervisor. The policies of the FBO’s U.S. operations should also be consistent with the FBO’s overall corporate and management structure, as well as its framework for risk-management and internal controls. In addition, the policies for the U.S. operations of FBOs should be consistent with this guidance.

• Senior executives and others who are responsible for oversight of the organization’s firm-wide activities or material business lines; [FN10]

FN10 Senior executives include, at a minimum, “executive officers” within the meaning of the Federal Reserve’s Regulation O (see 12 CFR 215.2(e)(1)) and, for publicly traded companies, “named officers” within the meaning of the Securities and Exchange Commission’s rules on disclosure of executive compensation (see 17 CFR 229.402(a)(3)). Savings associations should also refer to OTS’s rule on loans by saving associations to their executive officers, directors, and principal shareholders. (12 CFR 563.43).

• Individual employees, including non-executive employees, whose activities may expose the organization to material amounts of risk (e.g., traders with large position limits relative to the organization’s overall risk tolerance); and

• Groups of employees who are subject to the same or similar incentive compensation arrangements and who, in the aggregate, may expose the organization to material amounts of risk, even if no individual employee is likely to expose the organization to material risk (e.g., loan officers who, as a group, originate loans that account for a material amount of the organization’s credit risk).

For ease of reference, these executive and non-executive employees are collectively referred to hereafter as “covered employees” or “employees.” Depending on the facts and circumstances of the individual organization, the types of employees or categories of employees that are outside the scope of this guidance because they do not have the ability to expose the organization to material risks would likely include, for example, tellers, bookkeepers, couriers, or data processing personnel.

In determining whether an employee, or group of employees, may expose a banking organization to material risk, the organization should consider the full range of inherent risks arising from, or generated by, the employee’s activities, even if the organization uses risk-management processes or controls to limit the risks such activities ultimately may pose to the organization. Moreover, risks should be considered to be material for purposes of this guidance if they are material to the organization, or are material to a business line or operating unit that is itself material to the organization.[FN11] For purposes of illustration, assume that a banking organization has a structured-finance unit that is material to the organization. A group of employees within that unit who originate structured-finance transactions that may expose the unit to material risks should be considered “covered employees” for purposes of this guidance even if those transactions must be approved by an independent risk function prior to consummation, or the organization uses other processes or methods to limit the risk that such transactions may present to the organization.

FN11 Thus, risks may be material to an organization even if they are not large enough to themselves threaten the solvency of the organization.

Strong and effective risk-management and internal control functions are critical to the safety and soundness of banking organizations. However, irrespective of the quality of these functions, poorly designed or managed incentive compensation arrangements can themselves be a source of risk to a banking organization. For example, incentive compensation arrangements that provide employees strong incentives to increase the organization’s short-term revenues or profits, without regard to the short- or long-term risk associated with such business, can place substantial strain on the risk-management and internal control functions of even well-managed organizations.

Moreover, poorly balanced incentive compensation arrangements can encourage employees to take affirmative actions to weaken or circumvent the organization’s risk-management or internal control functions, such as by providing inaccurate or incomplete information to these functions, to boost the employee’s personal compensation. Accordingly, sound compensation practices are an integral part of strong risk-management and internal control functions. A key goal of this guidance is to encourage banking organizations to incorporate the risks related to incentive compensation into their broader risk-management framework. Risk-management procedures and risk controls that ordinarily limit risk-taking do not obviate the need for incentive compensation arrangements to properly balance risk-taking incentives.

III. Principles of a Sound Incentive Compensation System

Principle 1: Balanced Risk-Taking Incentives

Incentive compensation arrangements should balance risk and financial results in a manner that does not encourage employees to expose their organizations to imprudent risks.

Incentive compensation arrangements typically attempt to encourage actions that result in greater revenue or profit for the organization. However, short-run revenue or profit can often diverge sharply from actual long-run profit because risk outcomes may become clear only over time. Activities that carry higher risk typically yield higher short-term revenue, and an employee who is given incentives to increase short-term revenue or profit, without regard to risk, will naturally be attracted to opportunities to expose the organization to more risk.

An incentive compensation arrangement is balanced when the amounts paid to an employee appropriately take into account the risks (including compliance risks), as well as the financial benefits, from the employee’s activities and the impact of those activities on the organization’s safety and soundness. As an example, under a balanced incentive compensation arrangement, two employees who generate the same amount of short-term revenue or profit for an organization should not receive the same amount of incentive compensation if the risks taken by the employees in generating that revenue or profit differ materially. The employee whose activities create materially larger risks for the organization should receive less than the other employee, all else being equal.

The performance measures used in an incentive compensation arrangement have an important effect on the incentives provided employees and, thus, the potential for the arrangement to encourage imprudent risk-taking. For example, if an employee’s incentive compensation payments are closely tied to short-term revenue or profit of business generated by the employee, without any adjustments for the risks associated with the business generated, the potential for the arrangement to encourage imprudent risk-taking may be quite strong. Similarly, traders who work with positions that close at year-end could have an incentive to take large risks toward the end of a year if there is no mechanism for factoring how such positions perform over a longer period of time. The same result could ensue if the performance measures themselves lack integrity or can be manipulated inappropriately by the employees receiving incentive compensation.

On the other hand, if an employee’s incentive compensation payments are determined based on performance measures that are only distantly linked to the employee’s activities (e.g., for most employees, organization-wide profit), the potential for the arrangement to encourage the employee to take imprudent risks on behalf of the organization may be weak. For this reason, plans that provide for awards based solely on overall organization-wide performance are unlikely to provide employees, other than senior executives and individuals who have the ability to materially affect the organization’s overall risk profile, with unbalanced risk-taking incentives.

Incentive compensation arrangements should not only be balanced in design, they also should be implemented so that actual payments vary based on risks or risk outcomes. If, for example, employees are paid substantially all of their potential incentive compensation even when risk or risk outcomes are materially worse than expected, employees have less incentive to avoid activities with substantial risk.

• Banking organizations should consider the full range of risks associated with an employee’s activities, as well as the time horizon over which those risks may be realized, in assessing whether incentive compensation arrangements are balanced.

The activities of employees may create a wide range of risks for a banking organization, such as credit, market, liquidity, operational, legal, compliance, and reputational risks, as well as other risks to the viability or operation of the organization. Some of these risks may be realized in the short term, while others may become apparent only over the long term. For example, future revenues that are booked as current income may not materialize, and short-term profit-and-loss measures may not appropriately reflect differences in the risks associated with the revenue derived from different activities (e.g., the higher credit or compliance risk associated with subprime loans versus prime loans).[FN12] In addition, some risks (or combinations of risky strategies and positions) may have a low probability of being realized, but would have highly adverse effects on the organization if they were to be realized (“bad tail risks”). While shareholders may have less incentive to guard against bad tail risks because of the infrequency of their realization and the existence of the Federal safety net, these risks warrant special attention for safety-and-soundness reasons given the threat they pose to the organization’s solvency and the Federal safety net.

FN12 Importantly, the time horizon over which a risk outcome may be realized is not necessarily the same as the stated maturity of an exposure. For example, the ongoing reinvestment of funds by a cash management unit in commercial paper with a one-day maturity not only exposes the organization to one-day credit risk, but also exposes the organization to liquidity risk that may be realized only infrequently.

Banking organizations should consider the full range of current and potential risks associated with the activities of covered employees, including the cost and amount of capital and liquidity needed to support those risks, in developing balanced incentive compensation arrangements. Reliable quantitative measures of risk and risk outcomes (“quantitative measures”), where available, may be particularly useful in developing balanced compensation arrangements and in assessing the extent to which arrangements are properly balanced. However, reliable quantitative measures may not be available for all types of risk or for all activities, and their utility for use in compensation arrangements varies across business lines and employees. The absence of reliable quantitative measures for certain types of risks or outcomes does not mean that banking organizations should ignore such risks or outcomes for purposes of assessing whether an incentive compensation arrangement achieves balance. For example, while reliable quantitative measures may not exist for many bad-tail risks, it is important that such risks be considered given their potential effect on safety and soundness. As in other risk-management areas, banking organizations should rely on informed judgments, supported by available data, to estimate risks and risk outcomes in the absence of reliable quantitative risk measures.

Large banking organizations. In designing and modifying incentive compensation arrangements, LBOs should assess in advance of implementation whether such arrangements are likely to provide balanced risk-taking incentives. Simulation analysis of incentive compensation arrangements is one way of doing so. Such analysis uses forward-looking projections of incentive compensation awards and payments based on a range of performance levels, risk outcomes, and levels of risks taken. This type of analysis, or other analysis that results in assessments of likely effectiveness, can help an LBO assess whether incentive compensation awards and payments to an employee are likely to be reduced appropriately as the risks to the organization from the employee’s activities increase.

• An unbalanced arrangement can be moved toward balance by adding or modifying features that cause the amounts ultimately received by employees to appropriately reflect risk and risk outcomes.

If an incentive compensation arrangement may encourage employees to expose their banking organization to imprudent risks, the organization should modify the arrangement as needed to ensure that it is consistent with safety and soundness. Four methods are often used to make compensation more sensitive to risk. These methods are:

cir] Risk Adjustment of Awards: The amount of an incentive compensation award for an employee is adjusted based on measures that take into account the risk the employee’s activities may pose to the organization. Such measures may be quantitative, or the size of a risk adjustment may be set judgmentally, subject to appropriate oversight.

cir] Deferral of Payment: The actual payout of an award to an employee is delayed significantly beyond the end of the performance period, and the amounts paid are adjusted for actual losses or other aspects of performance that are realized or become better known only during the deferral period.[FN13] Deferred payouts may be altered according to risk outcomes either formulaically or judgmentally, subject to appropriate oversight. To be most effective, the deferral period should be sufficiently long to allow for the realization of a substantial portion of the risks from employee activities, and the measures of loss should be clearly explained to employees and closely tied to their activities during the relevant performance period.

FN13 The deferral-of-payment method is sometimes referred to in the industry as a “clawback.” The term “clawback” also may refer specifically to an arrangement under which an employee must return incentive compensation payments previously received by the employee (and not just deferred) if certain risk outcomes occur. Section 304 of the Sarbanes-Oxley Act of 2002 (15 U.S.C. 7243), which applies to chief executive officers and chief financial officers of public banking organizations, is an example of this more specific type of “clawback” requirement.

cir] Longer Performance Periods: The time period covered by the performance measures used in determining an employee’s award is extended (for example, from one year to two or more years). Longer performance periods and deferral of payment are related in that both methods allow awards or payments to be made after some or all risk outcomes are realized or better known.

cir] Reduced Sensitivity to Short-Term Performance: The banking organization reduces the rate at which awards increase as an employee achieves higher levels of the relevant performance measure(s). Rather than offsetting risk-taking incentives associated with the use of short-term performance measures, this method reduces the magnitude of such incentives. This method also can include improving the quality and reliability of performance measures in taking into account both short-term and long-term risks, for example improving the reliability and accuracy of estimates of revenues and long-term profits upon which performance measures depend.[FN14]

FN14 Performance targets may have a material effect on risk-taking incentives. Such targets may offer employees greater rewards for increments of performance that are above the target or may provide that awards will be granted only if a target is met or exceeded. Employees may be particularly motivated to take imprudent risk in order to reach performance targets that are aggressive, but potentially achievable.

These methods for achieving balance are not exclusive, and additional methods or variations may exist or be developed. Moreover, each method has its own advantages and disadvantages. For example, where reliable risk measures exist, risk adjustment of awards may be more effective than deferral of payment in reducing incentives for imprudent risk-taking. This is because risk adjustment potentially can take account of the full range and time horizon of risks, rather than just those risk outcomes that occur or become more evident during the deferral period. On the other hand, deferral of payment may be more effective than risk adjustment in mitigating incentives to take hard-to-measure risks (such as the risks of new activities or products, or certain risks such as reputational or operational risk that may be difficult to measure with respect to particular activities), especially if such risks are likely to be realized during the deferral period. Accordingly, in some cases two or more methods may be needed in combination for an incentive compensation arrangement to be balanced.

The greater the potential incentives an arrangement creates for an employee to increase the risks associated with the employee’s activities, the stronger the effect should be of the methods applied to achieve balance. Thus, for example, risk adjustments used to counteract a materially unbalanced compensation arrangement should have a similarly material impact on the incentive compensation paid under the arrangement. Further, improvements in the quality and reliability of performance measures themselves, for example improving the reliability and accuracy of estimates of revenues and profits upon which performance measures depend, can significantly improve the degree of balance in risk-taking incentives.

Where judgment plays a significant role in the design or operation of an incentive compensation arrangement, strong policies and procedures, internal controls, and ex post monitoring of incentive compensation payments relative to actual risk outcomes are particularly important to help ensure that the arrangements as implemented are balanced and do not encourage imprudent risk-taking. For example, if a banking organization relies to a significant degree on the judgment of one or more managers to ensure that the incentive compensation awards to employees are appropriately risk-adjusted, the organization should have policies and procedures that describe how managers are expected to exercise that judgment to achieve balance and that provide for the manager(s) to receive appropriate available information about the employee’s risk-taking activities to make informed judgments.

Large banking organizations. Methods and practices for making compensation sensitive to risk are likely to evolve rapidly during the next few years, driven in part by the efforts of supervisors and other stakeholders. LBOs should actively monitor developments in the field and should incorporate into their incentive compensation systems new or emerging methods or practices that are likely to improve the organization’s long-term financial well-being and safety and soundness.

• The manner in which a banking organization seeks to achieve balanced incentive compensation arrangements should be tailored to account for the differences between employees—including the substantial differences between senior executives and other employees—as well as between banking organizations.

Activities and risks may vary significantly both across banking organizations and across employees within a particular banking organization. For example, activities, risks, and incentive compensation practices may differ materially among banking organizations based on, among other things, the scope or complexity of activities conducted and the business strategies pursued by the organizations. These differences mean that methods for achieving balanced compensation arrangements at one organization may not be effective in restraining incentives to engage in imprudent risk-taking at another organization. Each organization is responsible for ensuring that its incentive compensation arrangements are consistent with the safety and soundness of the organization.

Moreover, the risks associated with the activities of one group of non-executive employees (e.g., loan originators) within a banking organization may differ significantly from those of another group of non-executive employees (e.g., spot foreign exchange traders) within the organization. In addition, reliable quantitative measures of risk and risk outcomes are unlikely to be available for a banking organization as a whole, particularly a large, complex organization. This factor can make it difficult for banking organizations to achieve balanced compensation arrangements for senior executives who have responsibility for managing risks on an organization-wide basis solely through use of the risk-adjustment-of-award method.

Furthermore, the payment of deferred incentive compensation in equity (such as restricted stock of the organization) or equity-based instruments (such as options to acquire the organization’s stock) may be helpful in restraining the risk-taking incentives of senior executives and other covered employees whose activities may have a material effect on the overall financial performance of the organization. However, equity-related deferred compensation may not be as effective in restraining the incentives of lower-level covered employees (particularly at large organizations) to take risks because such employees are unlikely to believe that their actions will materially affect the organization’s stock price.

Banking organizations should take account of these differences when constructing balanced compensation arrangements. For most banking organizations, the use of a single, formulaic approach to making employee incentive compensation arrangements appropriately risk-sensitive is likely to result in arrangements that are unbalanced at least with respect to some employees.[FN15]

FN15 For example, spreading payouts of incentive compensation awards over a standard three-year period may not appropriately reflect the differences in the type and time horizon of risk associated with the activities of different groups of employees, and may not be sufficient by itself to balance the compensation arrangements of employees who may expose the organization to substantial longer-term risks.

Large banking organizations. Incentive compensation arrangements for senior executives at LBOs are likely to be better balanced if they involve deferral of a substantial portion of the executives’ incentive compensation over a multi-year period in a way that reduces the amount received in the event of poor performance, substantial use of multi-year performance periods, or both. Similarly, the compensation arrangements for senior executives at LBOs are likely to be better balanced if a significant portion of the incentive compensation of these executives is paid in the form of equity-based instruments that vest over multiple years, with the number of instruments ultimately received dependent on the performance of the organization during the deferral period.

The portion of the incentive compensation of other covered employees that is deferred or paid in the form of equity-based instruments should appropriately take into account the level, nature, and duration of the risks that the employees’ activities create for the organization and the extent to which those activities may materially affect the overall performance of the organization and its stock price. Deferral of a substantial portion of an employee’s incentive compensation may not be workable for employees at lower pay scales because of their more limited financial resources. This may require increased reliance on other measures in the incentive compensation arrangements for these employees to achieve balance.

• Banking organizations should carefully consider the potential for “golden parachutes” and the vesting arrangements for deferred compensation to affect the risk-taking behavior of employees while at the organizations.

Arrangements that provide for an employee (typically a senior executive), upon departure from the organization or a change in control of the organization, to receive large additional payments or the accelerated payment of deferred amounts without regard to risk or risk outcomes can provide the employee significant incentives to expose the organization to undue risk. For example, an arrangement that provides an employee with a guaranteed payout upon departure from an organization, regardless of performance, may neutralize the effect of any balancing features included in the arrangement to help prevent imprudent risk-taking.

Banking organizations should carefully review any such existing or proposed arrangements (sometimes called “golden parachutes”) and the potential impact of such arrangements on the organization’s safety and soundness. In appropriate circumstances an organization should consider including balancing features—such as risk adjustment or deferral requirements that extend past the employee’s departure—in the arrangements to mitigate the potential for the arrangements to encourage imprudent risk-taking. In all cases, a banking organization should ensure that the structure and terms of any golden parachute arrangement entered into by the organization do not encourage imprudent risk-taking in light of the other features of the employee’s incentive compensation arrangements.

Large banking organizations. Provisions that require a departing employee to forfeit deferred incentive compensation payments may weaken the effectiveness of the deferral arrangement if the departing employee is able to negotiate a “golden handshake” arrangement with the new employer.[FN16] This weakening effect can be particularly significant for senior executives or other skilled employees at LBOs whose services are in high demand within the market.

FN16 Golden handshakes are arrangements that compensate an employee for some or all of the estimated, non-adjusted value of deferred incentive compensation that would have been forfeited upon departure from the employee’s previous employment.

Golden handshake arrangements present special issues for LBOs and supervisors. For example, while a banking organization could adjust its deferral arrangements so that departing employees will continue to receive any accrued deferred compensation after departure (subject to any clawback or malus [FN17]), these changes could reduce the employee’s incentive to remain at the organization and, thus, weaken an organization’s ability to retain qualified talent, which is an important goal of compensation, and create conflicts of interest. Moreover, actions of the hiring organization (which may or may not be a supervised banking organization) ultimately may defeat these or other risk-balancing aspects of a banking organization’s deferral arrangements. LBOs should monitor whether golden handshake arrangements are materially weakening the organization’s efforts to constrain the risk-taking incentives of employees. The Agencies will continue to work with banking organizations and others to develop appropriate methods for addressing any effect that such arrangements may have on the safety and soundness of banking organizations.

FN17 A malus arrangement permits the employer to prevent vesting of all or part of the amount of a deferred remuneration award. Malus provisions are invoked when risk outcomes are worse than expected or when the information upon which the award was based turns out to have been incorrect. Loss of unvested compensation due to the employee voluntarily leaving the firm is not an example of malus as the term is used in this guidance.

• Banking organizations should effectively communicate to employees the ways in which incentive compensation awards and payments will be reduced as risks increase.

In order for the risk-sensitive provisions of incentive compensation arrangements to affect employee risk-taking behavior, the organization’s employees need to understand that the amount of incentive compensation that they may receive will vary based on the risk associated with their activities. Accordingly, banking organizations should ensure that employees covered by an incentive compensation arrangement are informed about the key ways in which risks are taken into account in determining the amount of incentive compensation paid. Where feasible, an organization’s communications with employees should include examples of how incentive compensation payments may be adjusted to reflect projected or actual risk outcomes. An organization’s communications should be tailored appropriately to reflect the sophistication of the relevant audience(s).

Principle 2: Compatibility With Effective Controls and Risk-management

A banking organization’s risk-management processes and internal controls should reinforce and support the development and maintenance of balanced incentive compensation arrangements.

In order to increase their own compensation, employees may seek to evade the processes established by a banking organization to achieve balanced compensation arrangements. Similarly, an employee covered by an incentive compensation arrangement may seek to influence, in ways designed to increase the employee’s pay, the risk measures or other information or judgments that are used to make the employee’s pay sensitive to risk.

Such actions may significantly weaken the effectiveness of an organization’s incentive compensation arrangements in restricting imprudent risk-taking. These actions can have a particularly damaging effect on the safety and soundness of the organization if they result in the weakening of risk measures, information, or judgments that the organization uses for other risk-management, internal control, or financial purposes. In such cases, the employee’s actions may weaken not only the balance of the organization’s incentive compensation arrangements, but also the risk-management, internal controls, and other functions that are supposed to act as a separate check on risk-taking. For this reason, traditional risk-management controls alone do not eliminate the need to identify employees who may expose the organization to material risk, nor do they obviate the need for the incentive compensation arrangements for these employees to be balanced. Rather, a banking organization’s risk-management processes and internal controls should reinforce and support the development and maintenance of balanced incentive compensation arrangements.

• Banking organizations should have appropriate controls to ensure that their processes for achieving balanced compensation arrangements are followed and to maintain the integrity of their risk-management and other functions.

To help prevent damage from occurring, a banking organization should have strong controls governing its process for designing, implementing, and monitoring incentive compensation arrangements. Banking organizations should create and maintain sufficient documentation to permit an audit of the effectiveness of the organization’s processes for establishing, modifying, and monitoring incentive compensation arrangements. Smaller banking organizations should incorporate reviews of these processes into their overall framework for compliance monitoring (including internal audit).

Large banking organizations. LBOs should have and maintain policies and procedures that (i) identify and describe the role(s) of the personnel, business units, and control units authorized to be involved in the design, implementation, and monitoring of incentive compensation arrangements; (ii) identify the source of significant risk-related inputs into these processes and establish appropriate controls governing the development and approval of these inputs to help ensure their integrity; and (iii) identify the individual(s) and control unit(s) whose approval is necessary for the establishment of new incentive compensation arrangements or modification of existing arrangements.

An LBO also should conduct regular internal reviews to ensure that its processes for achieving and maintaining balanced incentive compensation arrangements are consistently followed. Such reviews should be conducted by audit, compliance, or other personnel in a manner consistent with the organization’s overall framework for compliance monitoring. An LBO’s internal audit department also should separately conduct regular audits of the organization’s compliance with its established policies and controls relating to incentive compensation arrangements. The results should be reported to appropriate levels of management and, where appropriate, the organization’s board of directors.

• Appropriate personnel, including risk-management personnel, should have input into the organization’s processes for designing incentive compensation arrangements and assessing their effectiveness in restraining imprudent risk-taking.

Developing incentive compensation arrangements that provide balanced risk-taking incentives and monitoring arrangements to ensure they achieve balance over time requires an understanding of the risks (including compliance risks) and potential risk outcomes associated with the activities of the relevant employees. Accordingly, banking organizations should have policies and procedures that ensure that risk-management personnel have an appropriate role in the organization’s processes for designing incentive compensation arrangements and for assessing their effectiveness in restraining imprudent risk-taking.[FN18] Ways that risk managers might assist in achieving balanced compensation arrangements include, but are not limited to, (i) reviewing the types of risks associated with the activities of covered employees; (ii) approving the risk measures used in risk adjustments and performance measures, as well as measures of risk outcomes used in deferred-payout arrangements; and (iii) analyzing risk-taking and risk outcomes relative to incentive compensation payments.

FN18 Involvement of risk-management personnel in the design and monitoring of these arrangements also should help ensure that the organization’s risk-management functions can properly understand and address the full range of risks facing the organization.

Other functions within an organization, such as its control, human resources, or finance functions, also play an important role in helping ensure that incentive compensation arrangements are balanced. For example, these functions may contribute to the design and review of performance measures used in compensation arrangements or may supply data used as part of these measures.

• Compensation for employees in risk-management and control functions should be sufficient to attract and retain qualified personnel and should avoid conflicts of interest.

The risk-management and control personnel involved in the design, oversight, and operation of incentive compensation arrangements should have appropriate skills and experience needed to effectively fulfill their roles. These skills and experiences should be sufficient to equip the personnel to remain effective in the face of challenges by covered employees seeking to increase their incentive compensation in ways that are inconsistent with sound risk-management or internal controls. The compensation arrangements for employees in risk-management and control functions thus should be sufficient to attract and retain qualified personnel with experience and expertise in these fields that is appropriate in light of the size, activities, and complexity of the organization.

In addition, to help preserve the independence of their perspectives, the incentive compensation received by risk-management and control personnel staff should not be based substantially on the financial performance of the business units that they review. Rather, the performance measures used in the incentive compensation arrangements for these personnel should be based primarily on the achievement of the objectives of their functions (e.g., adherence to internal controls).

• Banking organizations should monitor the performance of their incentive compensation arrangements and should revise the arrangements as needed if payments do not appropriately reflect risk.

Banking organizations should monitor incentive compensation awards and payments, risks taken, and actual risk outcomes to determine whether incentive compensation payments to employees are reduced to reflect adverse risk outcomes or high levels of risk taken. Results should be reported to appropriate levels of management, including the board of directors where warranted and consistent with Principle 3 below. The monitoring methods and processes used by a banking organization should be commensurate with the size and complexity of the organization, as well as its use of incentive compensation. Thus, for example, a small, noncomplex organization that uses incentive compensation only to a limited extent may find that it can appropriately monitor its arrangements through normal management processes.

A banking organization should take the results of such monitoring into account in establishing or modifying incentive compensation arrangements and in overseeing associated controls. If, over time, incentive compensation paid by a banking organization does not appropriately reflect risk outcomes, the organization should review and revise its incentive compensation arrangements and related controls to ensure that the arrangements, as designed and implemented, are balanced and do not provide employees incentives to take imprudent risks.

Principle 3: Strong Corporate Governance

Banking organizations should have strong and effective corporate governance to help ensure sound compensation practices, including active and effective oversight by the board of directors.

Given the key role of senior executives in managing the overall risk-taking activities of an organization, the board of directors of a banking organization should directly approve the incentive compensation arrangements for senior executives.[FN19] The board also should approve and document any material exceptions or adjustments to the incentive compensation arrangements established for senior executives and should carefully consider and monitor the effects of any approved exceptions or adjustments on the balance of the arrangement, the risk-taking incentives of the senior executive, and the safety and soundness of the organization.

FN19 As used in this guidance, the term “board of directors” is used to refer to the members of the board of directors who have primary responsibility for overseeing the incentive compensation system. Depending on the manner in which the board is organized, the term may refer to the entire board of directors, a compensation committee of the board, or another committee of the board that has primary responsibility for overseeing the incentive compensation system. In the case of FBOs, the term refers to the relevant oversight body for the firm’s U.S. operations, consistent with the FBO’s overall corporate and management structure.

The board of directors of an organization also is ultimately responsible for ensuring that the organization’s incentive compensation arrangements for all covered employees are appropriately balanced and do not jeopardize the safety and soundness of the organization. The involvement of the board of directors in oversight of the organization’s overall incentive compensation program should be scaled appropriately to the scope and prevalence of the organization’s incentive compensation arrangements.

Large banking organizations and organizations that are significant users of incentive compensation. The board of directors of an LBO or other banking organization that uses incentive compensation to a significant extent should actively oversee the development and operation of the organization’s incentive compensation policies, systems, and related control processes. The board of directors of such an organization should review and approve the overall goals and purposes of the organization’s incentive compensation system. In addition, the board should provide clear direction to management to ensure that the goals and policies it establishes are carried out in a manner that achieves balance and is consistent with safety and soundness.

The board of directors of such an organization also should ensure that steps are taken so that the incentive compensation system—including performance measures and targets—is designed and operated in a manner that will achieve balance.

• The board of directors should monitor the performance, and regularly review the design and function, of incentive compensation arrangements.

To allow for informed reviews, the board should receive data and analysis from management or other sources that are sufficient to allow the board to assess whether the overall design and performance of the organization’s incentive compensation arrangements are consistent with the organization’s safety and soundness. These reviews and reports should be appropriately scoped to reflect the size and complexity of the banking organization’s activities and the prevalence and scope of its incentive compensation arrangements.

The board of directors of a banking organization should closely monitor incentive compensation payments to senior executives and the sensitivity of those payments to risk outcomes. In addition, if the compensation arrangement for a senior executive includes a clawback provision, then the review should include sufficient information to determine if the provision has been triggered and executed as planned.

The board of directors of a banking organization should seek to stay abreast of significant emerging changes in compensation plan mechanisms and incentives in the marketplace as well as developments in academic research and regulatory advice regarding incentive compensation policies. However, the board should recognize that organizations, activities, and practices within the industry are not identical. Incentive compensation arrangements at one organization may not be suitable for use at another organization because of differences in the risks, controls, structure, and management among organizations. The board of directors of each organization is responsible for ensuring that the incentive compensation arrangements for its organization do not encourage employees to take risks that are beyond the organization’s ability to manage effectively, regardless of the practices employed by other organizations.

Large banking organizations and organizations that are significant users of incentive compensation. The board of an LBO or other organization that uses incentive compensation to a significant extent should receive and review, on an annual or more frequent basis, an assessment by management, with appropriate input from risk-management personnel, of the effectiveness of the design and operation of the organization’s incentive compensation system in providing risk-taking incentives that are consistent with the organization’s safety and soundness. These reports should include an evaluation of whether or how incentive compensation practices may increase the potential for imprudent risk-taking.

The board of such an organization also should receive periodic reports that review incentive compensation awards and payments relative to risk outcomes on a backward-looking basis to determine whether the organization’s incentive compensation arrangements may be promoting imprudent risk-taking. Boards of directors of these organizations also should consider periodically obtaining and reviewing simulation analysis of compensation on a forward-looking basis based on a range of performance levels, risk outcomes, and the amount of risks taken.

• The organization, composition, and resources of the board of directors should permit effective oversight of incentive compensation.

The board of directors of a banking organization should have, or have access to, a level of expertise and experience in risk-management and compensation practices in the financial services industry that is appropriate for the nature, scope, and complexity of the organization’s activities. This level of expertise may be present collectively among the members of the board, may come from formal training or from experience in addressing these issues, including as a director, or may be obtained through advice received from outside counsel, consultants, or other experts with expertise in incentive compensation and risk-management. The board of directors of an organization with less complex and extensive incentive compensation arrangements may not find it necessary or appropriate to require special board expertise or to retain and use outside experts in this area.

In selecting and using outside parties, the board of directors should give due attention to potential conflicts of interest arising from other dealings of the parties with the organization or for other reasons. The board also should exercise caution to avoid allowing outside parties to obtain undue levels of influence. While the retention and use of outside parties may be helpful, the board retains ultimate responsibility for ensuring that the organization’s incentive compensation arrangements are consistent with safety and soundness.

Large banking organizations and organizations that are significant users of incentive compensation. If a separate compensation committee is not already in place or required by other authorities,[FN20] the board of directors of an LBO or other banking organization that uses incentive compensation to a significant extent should consider establishing such a committee—reporting to the full board—that has primary responsibility for overseeing the organization’s incentive compensation systems. A compensation committee should be composed solely or predominantly of non-executive directors. If the board does not have such a compensation committee, the board should take other steps to ensure that non-executive directors of the board are actively involved in the oversight of incentive compensation systems. The compensation committee should work closely with any board-level risk and audit committees where the substance of their actions overlap.

FN20 See, New York Stock Exchange Listed Company Manual Section 303A.05(a); Nasdaq Listing Rule 5605(d); Internal Revenue Code section 162(m) (26 U.S.C. 162(m)).

• A banking organization’s disclosure practices should support safe and sound incentive compensation arrangements.

If a banking organization’s incentive compensation arrangements provide employees incentives to take risks that are beyond the tolerance of the organization’s shareholders, these risks are likely to also present a risk to the safety and soundness of the organization.[FN21] To help promote safety and soundness, a banking organization should provide an appropriate amount of information concerning its incentive compensation arrangements for executive and non-executive employees and related risk-management, control, and governance processes to shareholders to allow them to monitor and, where appropriate, take actions to restrain the potential for such arrangements and processes to encourage employees to take imprudent risks. Such disclosures should include information relevant to employees other than senior executives. The scope and level of the information disclosed by the organization should be tailored to the nature and complexity of the organization and its incentive compensation arrangements.[FN22]

FN21 On the other hand, as noted previously, compensation arrangements that are in the interests of the shareholders of a banking organization are not necessarily consistent with safety and soundness.

FN22 A banking organization also should comply with the incentive compensation disclosure requirements of the Federal securities law and other laws as applicable. See, e.g., Proxy Disclosure Enhancements, SEC Release Nos. 33-9089, 34-61175, 74 FR 68334 (Dec. 23, 2009) (to be codified at 17 CFR pts. 229 and 249).

• Large banking organizations should follow a systematic approach to developing a compensation system that has balanced incentive compensation arrangements.

At banking organizations with large numbers of risk-taking employees engaged in diverse activities, an ad hoc approach to developing balanced arrangements is unlikely to be reliable. Thus, an LBO should use a systematic approach—supported by robust and formalized policies, procedures, and systems—to ensure that those arrangements are appropriately balanced and consistent with safety and soundness. Such an approach should provide for the organization effectively to:

•  Identify employees who are eligible to receive incentive compensation and whose activities may expose the organization to material risks. These employees should include (i) senior executives and others who are responsible for oversight of the organization’s firm-wide activities or material business lines; (ii) individual employees, including non-executive employees, whose activities may expose the organization to material amounts of risk; and (iii) groups of employees who are subject to the same or similar incentive compensation arrangements and who, in the aggregate, may expose the organization to material amounts of risk;

•  Identify the types and time horizons of risks to the organization from the activities of these employees;

•  Assess the potential for the performance measures included in the incentive compensation arrangements for these employees to encourage the employees to take imprudent risks;

•  Include balancing elements, such as risk adjustments or deferral periods, within the incentive compensation arrangements for these employees that are reasonably designed to ensure that the arrangement will be balanced in light of the size, type, and time horizon of the inherent risks of the employees’ activities;

•  Communicate to the employees the ways in which their incentive compensation awards or payments will be adjusted to reflect the risks of their activities to the organization; and

•  Monitor incentive compensation awards, payments, risks taken, and risk outcomes for these employees and modify the relevant arrangements if payments made are not appropriately sensitive to risk and risk outcomes.

III. Conclusion

Banking organizations are responsible for ensuring that their incentive compensation arrangements do not encourage imprudent risk-taking behavior and are consistent with the safety and soundness of the organization. The Agencies expect banking organizations to take prompt action to address deficiencies in their incentive compensation arrangements or related risk-management, control, and governance processes.

The Agencies intend to actively monitor the actions taken by banking organizations in this area and will promote further advances in designing and implementing balanced incentive compensation arrangements. Where appropriate, the Agencies will take supervisory or enforcement action to ensure that material deficiencies that pose a threat to the safety and soundness of the organization are promptly addressed. The Agencies also will update this guidance as appropriate to incorporate best practices as they develop over time.

This concludes the text of the Guidance on Sound Incentive Compensation Policies.

Dated: June 17, 2010.

John C. Dugan,

Comptroller of the Currency.

By order of the Board of Governors of the Federal Reserve System, June 21, 2010.

Robert deV. Frierson,

Deputy Secretary of the Board.

Dated: June 21, 2010.

Valerie J. Best,

Assistant Executive Secretary, Federal Deposit Insurance Corporation.

Dated: June 10, 2010.

By the Office of Thrift Supervision.

John E. Bowman,

Acting Director.

[FR Doc. 2010-15435 Filed 6-24-10; 8:45 am]

BILLING CODE 6210-01-P 4810-33-P 6714-01-P 6720-01-P